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                                                                    EXHIBIT 5.1

Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606

t  312.258.5500
f  312.258.5600
www.schiffhardin.com

Robert J. Minkus
(312) 258-5584
Email:rminkus@schiffhardin.com




                                 August 19, 2004


Beacon Roofing Supply, Inc.
1 Lakeland Park
Peabody, Massachusetts 01960

Ladies and Gentlemen:

         We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission on May 28, 2004 under the Securities Act of 1933, as amended (the "Securities Act"), registering up to 15,525,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). Of these shares, 8,500,000 shares will be offered and sold by the Company (the "Primary Shares"), and up to 7,025,000 will be offered and sold by the selling stockholders (the "Secondary Shares"), in each case in an underwritten public offering pursuant to an Underwriting Agreement among the Company and the selling stockholders and underwriters named therein (the "Underwriting Agreement").

         This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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Beacon Roofing Supply,  Inc.
August 19, 2004
Page 2


         Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the second amended and restated certificate of incorporation of the Company in the form filed as an exhibit to the Registration Statement is filed with the Delaware Secretary of State and the Company has completed a 4,550 for one stock split in the form of a stock dividend with respect to each of its issued and outstanding shares, (i) the Primary Shares, when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Secondary Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the General Corporation Law of Delaware, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

         The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal matters" in the Prospectus contained in the Registration Statement.


                                    Very truly yours,

                                    SCHIFF HARDIN LLP



                                    By:  /s/ Robert J. Minkus
                                         ---------------------------------------
                                             Robert J. Minkus